Exhibit 4(e)

CERTIFICATE OF TRUST

OF

KEYCORP CAPITAL VIII

This Certificate of Trust of KeyCorp Capital VIII (the “Trust”), dated as of April 5, 2005, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust being formed hereby is KeyCorp Capital VIII.

2. Delaware Trustee. The name and business address of the trustee of the Trust, with a principal place of business in the State of Delaware, are Deutsche Bank Trust Company Delaware, E.A. Delle Donne Corporate Center, Montgomery Bldg., 1011 Centre Road, Suite 200, Wilmington, Delaware 19805-1266.

3. Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first above written.

DEUTSCHE BANK TRUST COMPANY
DELAWARE, not in its individual capacity, but solely as trustee

By:	/s/ Elizabeth B. Ferry
Name: Elizabeth B. Ferry
Title: Assistant Vice President

Daniel R. Stolzer, not in his individual
capacity, but solely as trustee

/s/ Daniel R. Stolzer